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                         West Corporation Announces New
                         Addition To Board Of Directors

West Corporation                                              AT THE COMPANY:
11808 Miracle Hills Drive                                     Carol Padon
Omaha, NE  68154                                              Investor Relations
                                                              (402) 963-1500

(Omaha, Neb. Jul 18, 2001) - West Corporation (NASDAQ: WSTC) (or "West"), a leading provider of innovative full service customer relationship management utilizing the latest in voice and Internet technology, today announced that George Krauss has been appointed to the West Corporation Board of Directors.

"We are extremely pleased that George Krauss has agreed to share his legal and business expertise with the Company," said Thomas B. Barker, President and CEO of West Corporation. "George will be a significant contributor to the board and to the company as West continues to be a leader in the outsourced customer relationship field."

George Krauss, 59, is presently of Counsel to Kutak Rock law firm and serves as a consultant to America First Companies, an investment company located in Omaha, Nebraska. Mr. Krauss has been with Kutak Rock since 1972 and became the Presiding Partner of the firm in 1983 and served in this position until he stepped down in 1994.

Mr. Krauss presently serves on the Board of Directors of Gateway, Inc. and of America First Mortgage Investments, Inc.

Mr. Krauss received a BS in Engineering, an MBA and a JD from the University of Nebraska. He is a member of the Nebraska Bar Association and is a Registered Professional Engineer.

"I am delighted to be associated with such an innovative company as West Corporation," said Krauss. "I look forward to serving in an advisory role to the company and contributing to their long-term development and success. I am impressed with the integrity of the firm and its ability to continually expand its offerings and satisfy its customers needs."

About West Corporation
----------------------

West Corporation is a leading provider of innovative, full-service customer care solutions that help Fortune 500 companies acquire, retain and grow profitable customer relationships. West's customer relationship management solutions incorporate agent and automated services using the latest in voice and Internet technology.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 25,000 employees, including an IT staff of approximately 780, occupying 31 state-of-the-art contact centers and seven interactive automated voice and data processing centers across North America.



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Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution; customer concentrations; technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the "SEC").


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